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                                                                 Exhibit 10.2.43


                          AGREEMENT, RELEASE AND WAIVER
                          -----------------------------


NOTICE: YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

         This Agreement, Release and Waiver (the "Agreement") is a contract between the undersigned employee ("you") who is being involuntarily separated from employment on February 16, 1998 and your employer, Neoprobe Corporation ("Neoprobe").

1. BENEFITS. In consideration for signing this Agreement, Release and Waiver, you will receive the following benefits (the "Severance Benefits").

         A. Neoprobe agrees to pay you your regular salary, in the gross amount of Three Thousand Six Hundred Forty-Five Dollars and Eighty-Three Cents ($3,645) per week, for a period of twenty-four (24) weeks, in accordance with Neoprobe's regular payroll practices. Such payments shall commence on the first pay day after seven (7) days have elapsed following your execution of this Agreement.

         B. Neoprobe agrees to pay you the gross amount of Fourteen Thousand Five Hundred Eighty Three Dollars ($14,583.00), which represents all accrued but unused vacation pay owed to you. Such payment shall be made in a lump sum on the first pay day after seven (7) days have elapsed following your execution of this Agreement.

         C. Neoprobe agrees to engage Drake, Beam, Morin ("DBM") to provide outplacement services to you to assist you in securing other employment. However, Neoprobe's obligation hereunder shall be limited to the payment of DBM's fees for such services, as agreed upon between Neoprobe and DBM. Neoprobe shall not be considered as a guarantor nor as warranting the results of the services provided, and you agree to hold Neoprobe harmless from, and waive any claims against Neoprobe, in connection with the services provided to you by DBM.

2. COBRA. You acknowledge receipt of notice of your right to elect continued health care coverage in accordance with the provisions of the federal Consolidated Omnibus Budget & Reconciliation Act, as amended. amended ("COBRA"). In the event that you exercise your COBRA right to continue coverage under Neoprobe's group health insurance policy, Neoprobe agrees to pay the premiums for such coverage through August 31, 1998. Thereafter, if you wish to continue such coverage for the remainder of the twelve (12) month COBRA period, you must do so at your own expense.

3. 401(K) PLAN. You shall receive all monies to which you are entitled under Neoprobe's 401(k) Plan in accordance with the terms thereof.
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4.       UNEMPLOYMENT BENEFITS. Neoprobe agrees not to contest any claim for unemployment benefits which you might file as a result of your separation from Neoprobe on February 16, 1998. However, Neoprobe expressly waives any commitment that it is warranting or guaranteeing your receipt of such unemployment benefits inasmuch as that determination is solely within the province of the Ohio Bureau of Employment Services.

5. LETTER OF REFERENCE. Neoprobe agrees to provide you with a letter of reference in the form of the draft letter attached hereto as Exhibit A.

6. STOCK OPTIONS. Neoprobe agrees that you shall be eligible to exercise any stock options to which you may be entitled under the Neoprobe Stock Purchase Plan in accordance with the terms thereof.

7. INSURANCE. Your coverage under Neoprobe's disability insurance plan shall terminate as of February 17, 1998, and you may have the right to convert such coverage to your own individual plan if provided for under, and in accordance with, the terms of, such plan. Your coverage under Neoprobe's life insurance plan shall continue for the period set forth in Section 1(A) hereinabove, and you may have the right to convert such coverage to your own individual plan if provided for under, and in accordance with, the terms of, such plan.

8. WAIVER OF RIGHT TO NEOPROBE BENEFITS. You waive any and all rights to participation in any Neoprobe benefit plan which you ever had, may now have or may hereafter have, whether known or unknown to you at the time of execution of this Agreement, with the exception of those benefits provided in this Agreement.

9.       RELEASE. In consideration for the Severance Benefits specified in
         Section 1 above, you hereby release and discharge Neoprobe Corporation, its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees and agents (hereinafter collectively referred to as "Releasees"), both individually and in their official capacity, from all claims, actions and causes of action of any kind, which you, or your agents, executors, heirs, or assigns ever had, now have, or may have, whether known or unknown, as a result of your employment by or termination of employment from Neoprobe. This release includes, but is not limited to, the following: any action or cause of action asserted or which could have been asserted under Ohio's Laws Against Discrimination, O.R.C. Chapter 4112; Title VII of the 1964 Civil Rights Act, 42 U.S.C. Section 2000e, et seq.; the 1866 Civil Rights Act, 42 U.S.C. Section 1981; the Civil Rights Act of 1991, PL. 102-166; the 1967 Age Discrimination in Employment Act, 29 U.S.C.
         Section 621, et seq.; the Americans with Disabilities Act, 42 U.S.C.
         Section 12101, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C.
         Section 201, et seq.; the Equal Pay Act, 29 U.S.C. Section 206(d); the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601, et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 553, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C.
         Section 1001, et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Section 1161, et seq.; Ohio's Workers' Compensation
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         Law; any claims for wrongful discharge, unjust dismissal, or constructive discharge; any claims for breach of any alleged oral, written or implied contract of employment; any claims for emotional distress or other torts; any claims for salary, severance payments, bonuses or other compensation of any kind; any claims for benefits; claims for libel, slander defamation and attorneys' fees; and any other claims under federal, state, or local statute, law, rule or regulation.

         BY SIGNING THIS AGREEMENT, YOU GIVE UP ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR RECEIVE A RECOVERY ON ANY CLAIM AGAINST NEOPROBE AND THOSE ASSOCIATED WITH NEOPROBE BASED ON ANY ACTIONS, FAILURES TO ACT, STATEMENTS, OR EVENTS OCCURRING PRIOR TO THE DATE OF THIS AGREEMENT, INCLUDING CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO YOUR EMPLOYMENT WITH NEOPROBE OR THE TERMINATION OF THAT EMPLOYMENT, WITH THE EXCEPTION OF ANY CLAIM THAT NEOPROBE BREACHED ITS COMMITMENTS UNDER THIS AGREEMENT.

10. FUTURE RELATIONSHIP WITH NEOPROBE. In further consideration of the Severance Benefits, you agree to waive reinstatement of employment and/or future employment with Neoprobe, and agree not to apply for, solicit, seek or otherwise attempt to obtain employment with Neoprobe without first obtaining written authorization from the office of Neoprobe's Director, Human Resources. You further agree that should any such employment application be made by you to Neoprobe without first obtaining such written authorization, Neoprobe shall have no obligation to process that application or to hire you, and the failure to process that application or to hire you shall not constitute a violation any state, federal or local law, order, regulation or common law doctrine.

11. NO FUTURE LAWSUITS. In addition to all other obligations you may have under the terms of this Agreement, you also separately and independently covenant and agree that you will not sue Releasees upon any of the claims that you have released in Section 9 of this Agreement, and/or upon a claim arising out of any employment application which you may make in violation of Section 10 of this Agreement. You further agree not to assist any other person or entity in bringing any lawsuit against Neoprobe in any state or federal court unless such restriction is prohibited by law.

12. NOTICE FOR IMPACTED EMPLOYEES. You acknowledge that on or prior to February 16, 1998, you received from Neoprobe a list of (a) the job titles and ages of employees from Neoprobe who were selected involuntarily for separation from Neoprobe on February 16, 1998; and
         (b) the job titles and ages of employees who were not selected for separation (hereafter such list shall collectively be referred to as the "Notice for Impacted Employees").

13. CONFIDENTIALITY OF NOTICE. You agree that the contents of the Notice for Impacted
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         Employees shall be kept confidential and shall not be disclosed to any person or entity, except to your attorney, legal advisor or spouse or except as required by law.

14. COOPERATION. You understand that following your termination of employment, Neoprobe may need your continued cooperation and involvement with various pieces of litigation and other legal matters which are pending at such time or which may arise thereafter. In further consideration of Severance Benefits, you agree at Neoprobe's request from time to time, to cooperate with Neoprobe in its efforts to defend and/or pursue any such litigation or other legal matters. You will provide this assistance to Neoprobe at no additional remuneration beyond the Severance Benefits. When performing these services at Neoprobe's request, except where prohibited by law, Neoprobe will reimburse you for reasonable travel, lodging and lost income that you incur upon submission of documented expenses acceptable to Neoprobe. By way of illustration and not by way of limitation, the types of services that may be requested of you under this Section 14 include: attending strategy sessions, attending preparations for trial, appearing at depositions, executing affidavits and testifying at trials.

15. RETURN OF NEOPROBE PROPERTY. Whether or not you sign this Agreement, you, as a terminating employee, are reminded that you must return to Neoprobe, (i) all Neoprobe documents, and other tangible items, and any copies, that are in your possession or control and which contain confidential information in written, magnetic or other form and shall have not given such documents, items, or copies to anyone other than another Neoprobe employee; and (ii) all other Neoprobe property within your possession including, but not limited to, office keys, identification badges or passes, Neoprobe credit cards, and computer equipment and software.

 16. NEOPROBE EMPLOYEES' AGREEMENT. Whether or not you sign this Agreement, you, as a terminating employee, are reminded that the Neoprobe Employees' Agreement (the "Employee's Agreement") entered into between Neoprobe and yourself remains in full force and effect after termination of your employment. Under the Employees' Agreement, you have a continuing obligation to maintain the confidentiality of all confidential, proprietary and trade secret information which you obtained during your employment with Neoprobe.

17. DUTY OF CONFIDENTIALITY. You recognize that Neoprobe possesses certain business and financial information about its operations, information about new or envisioned products or services, manufacturing methods, product research, product specifications, records, plans, prices, costs, customer lists, concepts and ideas, and is the owner of proprietary rights in certain systems, methods, processes, procedures, technical and non-technical information, inventions, machinery, research and other things which constitute valuable trade secrets of Neoprobe. You acknowledge that you have been employed in positions in which you have had access to such information and that Neoprobe has a legitimate interest in protecting such confidential and proprietary information in order to maintain
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                                      -5-

         and enhance a competitive edge within its industry. Accordingly, you agree that you will not use or remove, duplicate or disclose, directly or indirectly, to any persons or entities outside Neoprobe any information, property, trade secrets or other things of value which have not been publicly disclosed. In the event that you are requested or required in a judicial, administrative or governmental proceeding to disclose any information that is the subject matter of this Section 17, you will provide Neoprobe with prompt written notice of such request and all related proceedings so that Neoprobe may seek an appropriate protective order or remedy or, as soon as practicable, waive your compliance with the provisions of this Section 17. You acknowledge that you have carefully considered the nature and extent of the restrictions upon you and the rights and remedied conferred under Neoprobe under this Section 17 and hereby agree that the same are reasonably designed to eliminate competition which otherwise would be unfair to Neoprobe, do not stifle the inherent skill and experience of you, would not operate as a bar to your sole means of support, are fully required to protect the legitimate interests of Neoprobe and do not confer a benefit upon Neoprobe disproportionate to the detriment of you.

18. BREACH. You agree that if you violate any part of this Agreement or your Employees' Agreement, you will not be entitled to the Severance Benefits described in Section 1. You further agree that any breach or threatened breach by you of this Agreement cannot be remedied solely by the recovery of damages and Neoprobe shall therefore be entitled to an injunction against such breach or threatened breach without posting any bond or other security. Nothing herein, however, shall be construed as prohibiting Neoprobe from pursuing all its available rights, in law or equity for such breach or threatened breach, including the recovery of damages. In the event that you breach any of the promises made in this Agreement, and Neoprobe defends or pursues any charge, suit, complaint, claim or grievance as a result thereof, you shall be liable to Neoprobe for all damages, attorneys' fees, expenses and costs (including discovery costs) incurred by Neoprobe in defending or pursuing the same.

19. DISCLOSURE OF NEOPROBE INFORMATION PURSUANT TO LEGAL PROCESS. You agree that you will not, directly or indirectly, and without Neoprobe's prior written consent, voluntarily provide information, documents or testimony to any governmental agency, entity or person (except to your legal counsel and immediate family) regarding: (a) your employment with, or termination of employment from, Neoprobe (except in connection with your application for employment with another employer, or your application for any insurance, retirement, disability or unemployment benefits); (b) any other person's employment with, or termination of employment from, Neoprobe; or (c) any information or documents concerning Neoprobe. In the event that a subpoena or other lawful process is properly served upon you requiring production or disclosure of information or documents concerning the foregoing matters, you shall promptly notify Neoprobe's Human Resources department, in writing, and provide it with copies of any subpoena or other process served upon you. In the event that the subpoena or other process requires
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         testimony or statements from you, you agree to meet, telephonically or in person, with attorneys or agents designated by Neoprobe, at a time and place designated by Neoprobe and prior to the testimony, for the purpose of discussing such testimony. Nothing herein shall give Neoprobe the right to control or dictate the content of any testimony given by you, or any documents produced by you, pursuant to subpoena or other lawful process. It is understood that you shall provide all information lawfully required of you.

20. CONFIDENTIALITY OF THIS AGREEMENT. You agree that you will not reveal the existence of this Agreement, nor any terms thereof, to any person, entity, or organization, except to your immediate family, to your attorney, or as may be required by law.

22.      PERIOD OF REVIEW AND OTHER CONSIDERATIONS

         A. DATE OF RECEIPT. You acknowledge that you received this Agreement on or prior to February 16, 1998.

         B. ATTORNEY CONSULTATION. You acknowledge that you have had the opportunity to consult an attorney of your choice concerning this Agreement, Release and Waiver.

         C. PERIOD OF REVIEW. You acknowledge that you have been given at least 45 days in which to consider signing this Agreement and to review the list of (a) the job titles and ages of employees who were selected for this separation program; and (b) the job titles and ages of employees who were not selected for this separation program. In the event you execute this Agreement within less than 45 days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you have had the opportunity to consider this Agreement for the entire 45 day period but decided to waive that opportunity.

         D. ENTIRE AGREEMENT. This Agreement, Release and Waiver, sets forth the entire agreement between Neoprobe and yourself and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises. This Agreement does not, however, supersede the Employees' Agreement which remains in full force and effect.

         E. GOVERNING LAW. This Agreement shall be construed and governed by the laws of the State of Ohio and adjudicated within the exclusive jurisdiction of the courts having jurisdiction over, Franklin County, Ohio.

         F. REVOCATION OF AGREEMENT, RELEASE AND WAIVER. You understand that you have the right to revoke this Agreement within seven
                  (7) days of your signing it, and that this Agreement shall not become effective or enforceable until this seven (7) day period has expired. To revoke this Agreement, Release and Waiver, you
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                  agree to notify in writing; Susan S. Gaunce, Director, Human
                  Resources, Neoprobe Corporation, 425 Metro Place North, Suite 300, Dublin, OH 43017. Unless so revoked, this Agreement will be effective at 5:00 p.m. on such seventh day. You agree that if you exercise your right to revoke this Agreement within seven (7) days, your termination of employment will nevertheless occur, you will not be entitled to the Severance Benefits, and you will immediately return to Neoprobe any consideration you have already received.

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS AGREEMENT, RELEASE AND WAIVER, AND YOU ARE ENTERING INTO THIS AGREEMENT VOLUNTARILY. YOU ACKNOWLEDGE THAT THE CONSIDERATION YOU ARE RECEIVING IN EXCHANGE FOR EXECUTING THIS AGREEMENT IS GREATER THAN THAT WHICH YOU WOULD BE ENTITLED TO IN THE ABSENCE OF THIS AGREEMENT. YOU HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT.


         WHEREFORE, the parties have read all of the foregoing, understand the same, and agree to all of the provisions contained herein.


NEOPROBE CORPORATION                        WILLIAM A. EISENHARDT, Ph.D.

By:  /s/ David C. Bupp                      By:  /s/ William A. Eisenhardt, PhD.
    --------------------------------            --------------------------------
     David C. Bupp
     President

Dated:  February 23, 1998                   Dated:  February 23, 1998
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